EXHIBIT 99.1


USANA Pre-Announces Net Sales of $109.4 Million and Earnings Per Share
                 of $0.66 for Second Quarter of 2007

       Company Achieves 20th Consecutive Quarter of Record Sales

    SALT LAKE CITY--(BUSINESS WIRE)--July 16, 2007--USANA Health Sciences Inc. (NASDAQ:USNA) announced today record net sales of $109.4 million and record earnings per share of $0.66 for the second quarter of 2007. The second quarter represented the 20th consecutive quarter of record sales for the Company, exceeding the Company's guidance for both net sales and earnings per share.

    "We are pleased to give investors a preview of our strong financial results in advance of tomorrow's earnings announcement," said Gilbert A. Fuller, the Company's executive vice president and chief financial officer. "We believe these sales and earnings results demonstrate the fundamental strength of our business and are the direct result of the hard work and commitment of our Associates to our high quality products. We look forward to discussing the full results with our investors in our conference call on Wednesday morning, as scheduled."

    As previously announced, USANA will issue full financial results for the fiscal second quarter of 2007, ended June 30, after the close of market Tuesday, July 17, 2007. Management will hold a conference call to discuss the announcement with analysts and institutional investors on Wednesday, July 18, 2007, at 11:00 a.m. EDT.

    About USANA

    USANA develops and manufactures high quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.


    CONTACT: USANA Health Sciences, Inc., Salt Lake City
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com or
             Edelman
             Joe Poulos, 312-240-2719 (Media)